EXHIBIT 99.1

For Immediate Release

American Axle & Manufacturing Reports
Third Quarter 2012 Earnings Results

Detroit, Michigan, October 26, 2012 -- American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, today reported its financial results for the third quarter of 2012.

Third Quarter 2012 Results

•	Third quarter 2012 sales of $702.9 million, up 8.5% from the third quarter of 2011

•	Non-GM sales grew approximately 14% on a year-over-year basis to $198.8 million

•	Gross profit of $90.7 million, or 12.9% of sales

•	Operating income of $30.1 million, or 4.3% of sales

•	Net loss of $8.1 million, or $0.11 per share

•
AAM's quarterly results reflect the impact of $10.1 million (or $0.14 per share) of debt refinancing and redemption costs and $3.2 million (or $0.04 per share) of restructuring costs related to the closure of our Detroit Manufacturing Complex and Cheektowaga Manufacturing Facility

AAM's results in the third quarter were a net loss of $8.1 million or $0.11 per share. This compares to net earnings of $24.8 million or $0.33 per share in the third quarter of 2011.

In the third quarter of 2012, AAM's quarterly results reflect the impact of $10.1 million (or $0.14 per share) of debt refinancing and redemption costs and $3.2 million (or $0.04 per share) of restructuring costs related to the closure of our Detroit Manufacturing Complex and Cheektowaga Manufacturing Facility.

“AAM's results in the third quarter of 2012 reflect an increased level of global launch activity. The complexity of these new product, process and facility launches, as well as lower capacity utilization resulting from planned customer downtime on certain existing programs, adversely impacted our financial performance in the quarter,” said AAM's President and Chief Executive Officer, David C. Dauch. “While we are focused on taking the necessary actions to improve AAM's operating performance, we are very excited about the strong sales growth and improved business diversification resulting from our global launch activity.”

Dauch also stated, “AAM's results in the third quarter of 2012 also reflect the impact of a number of successful financing actions we completed in the quarter. These actions included increasing commitments under our revolving bank credit facility by approximately $116 million and issuing $550 million of 6.625% Senior Unsecured Notes due 2022. The net proceeds were used for general corporate purposes, including to fund the repurchase and redemption of all of the 5.25% Senior Notes due in 2014. As a result of these actions and related initiatives, AAM now has no significant debt maturities scheduled until 2017.”

Net sales in the third quarter of 2012 increased approximately 8.5% to $702.9 million as compared to $647.6 million in the third quarter of 2011. Non-GM sales in the third quarter of 2012 increased approximately 14% on a year-over-year basis to $198.8 million.

AAM's content-per-vehicle is measured by the dollar value of its product sales supporting our customers' North American light truck and SUV programs. In the third quarter of 2012, AAM's content-per-vehicle was $1,466, approximately the same as in the third quarter of 2011.

AAM's net sales of approximately $2.2 billion in the first three quarters of 2012 increased by $214.8 million, or 10.9%, as compared to approximately $2.0 billion in the first three quarters of 2011. Non-GM sales for the year-to-date period of $588.5 million grew by approximately 10.0% on a year-over-year basis as compared to the first three quarters of 2011.

AAM's gross profit in the third quarter of 2012 was $90.7 million, or 12.9% of sales as compared to $103.5 million or 16.0% sales in the third quarter of 2011. In the first three quarters of 2012, AAM's gross profit was $315.7 million, or 14.4% of sales, as compared to $349.4 million for the first three quarters of 2011.

AAM's operating income in the third quarter of 2012 was $30.1 million or 4.3% of sales as compared to $44.5 million or 6.9% of sales in the third quarter of 2011. In the first three quarters of 2012, AAM's operating income was $137.8 million, or 6.3% of sales, as compared to $174.9 million for the first three quarters of 2011.

AAM's SG&A spending in the third quarter of 2012 was $60.6 million as compared to $59.0 million in the third quarter of 2011. AAM's R&D spending in the quarter was $31.4 million as compared to $31.8 million in the third quarter of 2011.

In the first three quarters of 2012, AAM's SG&A spending was $177.9 million as compared to $174.5 million in the first three quarters of 2011. AAM's R&D spending for the first three quarters of 2012 increased by $4.9 million on a year-over-year basis to $90.3 million as compared to $85.4 million in the first three quarters of 2011.

AAM defines Adjusted EBITDA to be earnings before interest, taxes, depreciation and amortization excluding the impact of curtailment gains, asset impairments, restructuring costs and special charges related to the closure of the Detroit Manufacturing Complex and Cheektowaga Manufacturing Facility, and debt refinancing and redemption costs, to the extent applicable. AAM's Adjusted EBITDA in the third quarter of 2012 was $70.1 million, or 10.0% of sales.

In the first three quarters of 2012, AAM's Adjusted EBITDA was $282.2 million, or 12.9% of sales.

AAM defines free cash flow to be net cash provided by (or used in) operating activities less capital expenditures net of proceeds from the sales of equipment. Net cash used in operating activities in the first three quarters of 2012 was $196.6 million. Capital spending, net of proceeds from the sale of equipment for the first three quarters of 2012, was $141.5 million. Reflecting the impact of this activity, AAM's free cash flow was a use of $338.1 million in the first three quarters of 2012.

AAM's free cash flow in the first three quarters of 2012 reflects the impact of $225 million of contributions to our defined benefit pension plans. On September 27, 2012 AAM and the Pension Benefit Guaranty Corporation entered into an agreement in connection with the closures of the Detroit Manufacturing Facility and Cheektowaga Manufacturing Facility. As part of this agreement, in September 2012, we contributed $114.7 million in excess of our statutory minimums to our hourly pension plan which is included in the contributions described above. AAM's free cash flow in the first three quarters of 2012 also reflects cash used for restructuring activities of $37.4 million.

A conference call to review AAM's third quarter 2012 results and new business backlog is scheduled today at 10:00 a.m. ET. Interested participants may listen to the live conference call by logging onto AAM's investor web site at http://investor.aam.com or calling (877) 278-1452 from the United States or (973) 200-3383 from outside the United States. A replay will be available from Noon ET on October 26, 2012 until 5:00 p.m. ET November 2, 2012 by dialing (800) 642-1687 from the United States or (706) 645-9291 from outside the United States. When prompted, callers should enter conference reservation number 32991103.

Non-GAAP Financial Information
In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (GAAP) included within this press release, AAM has provided certain information, which includes non-GAAP financial measures. Such information is reconciled to its closest GAAP measure in accordance with the Securities and Exchange Commission rules and is included in the attached supplemental data.
Management believes that these non-GAAP financial measures are useful to both management and its stockholders in their analysis of the Company's business and operating performance. Management also uses this information for operational planning and decision-making purposes.
Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by AAM may not be comparable to similarly titled measures reported by other companies.
AAM is a world leader in the manufacture, engineering, design and validation of driveline and drivetrain systems and related components and modules, chassis systems and metal-formed products for light trucks, sport utility vehicles, passenger cars, crossover vehicles and commercial vehicles. In addition to locations in the United States (Michigan, Ohio, Pennsylvania and Indiana), AAM also has offices or facilities in Brazil, China, Germany, India, Japan, Luxembourg, Mexico, Poland, Scotland, South Korea, Sweden and Thailand.

Cautionary Statement Concerning Forward-Looking Statements
In this earnings release, we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and relate to trends and events that may affect our future financial position and operating results. The terms such as “will,” “may,” “could,” “would,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “project,” and similar words of expressions, as well as statements in future tense, are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management's good faith belief as of that time with respect to future events and are subject to risks and may differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: global economic conditions, including the impact of the current sovereign debt crisis in the Euro-zone; reduced purchases of our products by General Motors Company (GM), Chrysler Group LLC (Chrysler) or other customers; reduced demand for our customers' products (particularly light trucks and SUVs produced by GM and Chrysler); liabilities arising from warranty claims, product recall, product liability and legal proceedings to which we are or may become a party; our ability to realize the expected revenues from our new business backlog; our ability or our customers' and suppliers' ability to successfully launch new product programs on a timely basis; our ability to achieve the level of cost reductions required to sustain global cost competitiveness; our ability to attract new customers and programs for new products; supply shortages or price increases in raw materials, utilities or other operating supplies for us or our customers as a result of natural disasters or otherwise; our ability to respond to changes in technology, increased competition or pricing pressures; price volatility in, or reduced availability of, fuel; our ability to develop and produce new products that reflect market demand; lower-than-anticipated market acceptance of new or existing products; our ability to maintain satisfactory labor relations and avoid work stoppages; our suppliers', our customers' and their suppliers' ability to maintain satisfactory labor relations and avoid work stoppages; risks inherent in our international operations (including adverse changes in political stability, taxes and other law changes, potential disruptions of production and supply and currency rate fluctuations); availability of financing for working capital, capital expenditures, R&D or other general corporate purposes, including our ability to comply with financial covenants; our customers' and suppliers' availability of financing for working capital, capital expenditures, R&D or other general corporate purposes; adverse changes in laws, government regulations or market conditions affecting our products or our customers' products (such as the Corporate Average Fuel Economy (“CAFE”) regulations); changes in liabilities arising from pension and other postretirement benefit obligations; our ability to consummate and integrate acquisitions and joint ventures; risks of noncompliance with environmental laws and regulations or risks of environmental issues that could result in unforeseen costs at our facilities; our ability to attract and retain key associates; other unanticipated events and conditions that may hinder our ability to compete. It is not possible to foresee or identify all such factors and we make no commitment to update any forward-looking statement or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statement.

# # #
For more information...

Christopher M. Son	David Tworek
Director, Investor Relations,	Manager, Communications
Corporate Communications and Marketing	(313) 758-4883
(313) 758-4814	david.tworek@aam.com
chris.son@aam.com

Or visit the AAM website at www.aam.com.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(in millions, except per share data)		(in millions, except per share data)

Net sales	$702.9	$647.6	$2,194.2	$1,979.4

Cost of goods sold	612.2	544.1	1,878.5	1,630.0

Gross profit	90.7	103.5	315.7	349.4

Selling, general and administrative expenses	60.6	59.0	177.9	174.5

Operating income	30.1	44.5	137.8	174.9

Interest expense	(25.3)	(19.7)	(72.7)	(61.5)

Investment income	0.2	0.3	0.6	0.9

Other income (expense)
Debt refinancing and redemption costs	(10.1)	—	(10.1)	(3.1)

Other, net	(2.2)	(0.2)	(4.0)	0.1

Income (loss) before income taxes	(7.3)	24.9	51.6	111.3

Income tax expense	0.9	2.3	4.8	4.2

Net income (loss)	(8.2)	22.6	46.8	107.1

Net loss attributable to the noncontrolling interests	0.1	2.2	1.0	4.6

Net income (loss) attributable to AAM	$(8.1)	$24.8	$47.8	$111.7

Diluted earnings (loss) per share	$(0.11)	$0.33	$0.63	$1.48

Diluted shares outstanding	74.9	75.4	75.2	75.4

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(in millions)		(in millions)

Net income (loss)	$(8.2)	$22.6	$46.8	$107.1

Other comprehensive income (loss), net of tax
Defined benefit plans	(102.7)	0.4	(117.2)	3.9
Foreign currency translation adjustments	4.9	(30.2)	(7.1)	(16.7)
Change in derivatives	2.2	(9.0)	7.6	(7.9)
Other comprehensive loss	(95.6)	(38.8)	(116.7)	(20.7)

Comprehensive income (loss)	(103.8)	(16.2)	(69.9)	86.4

Net loss attributable to noncontrolling interests	0.1	2.2	1.0	4.6
Foreign currency translation adjustments
attributable to noncontrolling interests	—	0.5	(0.2)	(0.3)

Comprehensive income (loss) attributable to AAM	$(103.7)	$(13.5)	$(69.1)	$90.7

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	September 30, 2012	December 31, 2011
	(In millions)
ASSETS

Current assets
Cash and cash equivalents	$209.0	$169.2
Accounts receivable, net	465.3	333.3
Inventories, net	242.3	177.2
Prepaid expenses and other current assets	105.5	83.4
Total current assets	1,022.1	763.1

Property, plant and equipment, net	1,007.6	971.2
Goodwill	156.3	155.9
GM postretirement cost sharing asset	288.3	260.2
Other assets and deferred charges	199.9	178.3
Total assets	$2,674.2	$2,328.7

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Accounts payable	$429.5	$337.1
Accrued compensation and benefits	110.1	110.6
Deferred revenue	20.6	32.9
Accrued expenses and other current liabilities	89.6	95.5
Total current liabilities	649.8	576.1

Long-term debt	1,579.9	1,180.2
Deferred revenue	81.2	88.2
Postretirement benefits and other long-term liabilities	861.0	903.8
Total liabilities	3,171.9	2,748.3

Stockholders' deficit	(497.7)	(419.6)
Total liabilities and stockholders' deficit	$2,674.2	$2,328.7

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(In millions)		(In millions)
Operating activities
Net income (loss)	$(8.2)	$22.6	$46.8	$107.1
Depreciation and amortization	38.7	35.0	112.4	103.8
Other	(251.7)	(239.5)	(355.8)	(276.3)

Net cash flow used in operating activities	(221.2)	(181.9)	(196.6)	(65.4)

Purchases of property, plant & equipment	(50.8)	(39.4)	(143.7)	(111.0)
Proceeds from sales of property, plant & equipment	1.0	0.1	2.2	7.9

Net cash flow used in investing activities	(49.8)	(39.3)	(141.5)	(103.1)

Financing activities
Net increase in long-term debt	404.3	88.0	397.0	40.6
Debt issuance costs	(10.1)	(0.4)	(10.1)	(5.7)
Employee stock option exercises	—	—	0.1	4.6
Purchase of treasury stock	—	—	(5.9)	(0.1)
Purchase of noncontrolling interest	—	—	(4.0)	—

Net cash flow provided by financing activities	394.2	87.6	377.1	39.4

Effect of exchange rate changes on cash	0.6	(2.3)	0.8	(1.1)

Net increase (decrease) in cash and cash equivalents	123.8	(135.9)	39.8	(130.2)

Cash and cash equivalents at beginning of period	85.2	250.3	169.2	244.6

Cash and cash equivalents at end of period	$209.0	$114.4	$209.0	$114.4

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.
Earnings before interest expense, income taxes and depreciation and amortization (EBITDA) and adjusted EBITDA(a)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(In millions)		(In millions)

Net income (loss) attributable to AAM	$(8.1)	$24.8	$47.8	$111.7
Interest expense	25.3	19.7	72.7	61.5
Income tax expense	0.9	2.3	4.8	4.2
Depreciation and amortization	38.7	35.0	112.4	103.8

EBITDA	$56.8	$81.8	$237.7	$281.2

Debt refinancing and redemption costs	10.1	—	10.1	3.1
Other special charges, asset impairments
curtailment gains and restructuring costs(e)	3.2	11.4	34.4	11.4

ADJUSTED EBITDA	$70.1	$93.2	$282.2	$295.7

Net debt(b) to capital

	September 30, 2012	December 31, 2011
	(In millions, except percentages)

Total debt	$1,579.9	$1,180.2
Less: cash and cash equivalents	209.0	169.2

Net debt at end of period	1,370.9	1,011.0

Stockholders' deficit	(497.7)	(419.6)

Total invested capital at end of period	$873.2	$591.4

Net debt to capital(c)	157.0%	171.0%

Free Cash Flow(d)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
	(In millions)		(In millions)

Net cash used in operating activities	$(221.2)	$(181.9)	$(196.6)	$(65.4)
Less: Purchases of property, plant & equipment, net of proceeds	(49.8)	(39.3)	(141.5)	(103.1)

Free cash flow	$(271.0)	$(221.2)	$(338.1)	$(168.5)

________________________________________

(a)
We define EBITDA to be earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding the impact of curtailment gains, asset impairments, restructuring costs, and special charges related to the closure of the Detroit Manufacturing Complex and Cheektowaga Manufacturing Facility, and debt refinancing and redemption costs, to the extent applicable. We believe that EBITDA and adjusted EBITDA are meaningful measures of performance as they are commonly utilized by management and investors to analyze operating performance and entity valuation. Our management, the investment community and the banking institutions routinely use EBITDA, together with other measures, to measure our operating performance relative to other Tier 1 automotive suppliers. EBITDA and adjusted EBITDA should not be construed as income from operations, net income or cash flow from operating activities as determined under GAAP. Other companies may calculate EBITDA and adjusted EBITDA differently.

(b)	Net debt is equal to total debt less cash and cash equivalents.

(c)
Net debt to capital is equal to net debt divided by the sum of stockholders' deficit and net debt. We believe that net debt to capital is a meaningful measure of financial condition as it is commonly utilized by management, investors and creditors to assess relative capital structure risk. Other companies may calculate net debt to capital differently.

(d)
We define free cash flow as net cash provided by (used in) operating activities less purchases of property, plant and equipment, net of proceeds from sales of equipment. For purposes of calculating free cash flow, AAM excludes the impact of purchase buyouts of leased equipment, if any. We believe free cash flow is a meaningful measure as it is commonly utilized by management and investors to assess our ability to generate cash flow from business operations to repay debt and return capital to our stockholders. Free cash flow is also a key metric used in our calculation of incentive compensation. Other companies may calculate free cash flow differently.

(a)
Special charges and restructuring costs of $3.2 million for three months ended September 30, 2012 and $34.4 million for the nine months ended September 30 , 2012 primarily relate to the closure of our Detroit Manufacturing Complex and Cheektowaga Manufacturing Facility. This special charge activity includes $28.7 million of expense related to pension and postretirement benefits to be provided to certain eligible UAW associates as a result of the Detroit Manufacturing Complex and Cheektowaga Manufacturing Facility plant closures, $27.5 million of expense primarily related to asset redeployment and other restructuring costs associated with the closures of Detroit Manufacturing Complex and Cheektowaga Manufacturing Facility and a $21.8 million postretirement benefit curtailment gain recorded in the first quarter of 2012.